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                               EXHIBIT 10.L



                           EMPLOYMENT AGREEMENT


  THIS RESTATED EMPLOYMENT AGREEMENT ("Agreement") is entered into effective as of the close of business on January 2, 1996 by Louisiana-Pacific Corporation, a Delaware corporation, having its principal offices at 111 S.W. Fifth Avenue, Portland, Oregon 97204 (the "Company"), and Mark A. Suwyn, presently residing at 86 Clearview Lane, New Canaan, Connecticut 06840 (the "Executive"). This Agreement is a restatement of, and supersedes, the employment agreement previously entered into by the Company and the Executive as of the same date.

                                 RECITALS

  A. The Company desires to obtain the services of the Executive as the chairman and the chief executive officer of the Company; and

  B. The Executive desires to provide his services to the Company on the terms and conditions herein provided.

  NOW, THEREFORE, the parties agree as follows:

  1.    Definitions.

  (a) "Base Salary" means the salary provided for in section 4(a) below, as such amount may be adjusted hereunder.

  (b) "Board" means the Board of Directors of the Company or an authorized committee thereof.

  (c)    "Cause" means that, prior to any termination pursuant to
Section 5(f), the Executive shall have:

          (i) committed an act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary (excluding good faith acts relating to expense reimbursements and similar matters);

          (ii) committed an act of willful misconduct having a material adverse effect on the business or property of the Company and its Subsidiaries;

          (iii) continuing to fail to devote substantially the whole of his business time to the business and affairs of the Company and its Subsidiaries (excluding reasonable amounts of time devoted to charitable purposes, passive investments and other directorships and periods in which he is physically or mentally ill or injured) after written notice (within the prior 90 days) to the Executive of his failure to be doing so;

          (iv)  made any Unauthorized Disclosure; or

          (v)   engaged in any Competitive Activity.

Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution finding Cause duly adopted by the Board after reasonable notice to the Executive and an opportunity for the Executive (together with his counsel if the Executive so chooses) to be heard before the Board. In addition, no resolution finding Cause will be valid unless the Board adopts such resolution within 90 days of the date on which the Board becomes aware of the acts or events giving rise to such finding. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any finding of Cause.

    (d)   "Change in Control" means:

          (i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

          (ii) The Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

          (iii) There is a report filed on Schedule 13D or
    Schedule 14D-l (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 25% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

          (iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

          (v) If, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each member of the Board who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Board (or a committee thereof) then still in office who were members of the Board at the beginning of any such period will be deemed to have been a member of the Board at the beginning of such period.

Notwithstanding the foregoing, unless otherwise determined in a specific case by the Board, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (A) the Company, (B) a Subsidiary, or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to
Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 50% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

    (e) "Competitive Activity" means the Executive's active participation, without the written consent of the Company based on the approval of the Board, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise's sales of any product or service competitive with any product or service of the Company amounted to 5% of such enterprise's net sales for its most recently completely fiscal year and if the Company's net sales of said product or service amounted to 5% of the Company's net sales for its most recently completed fiscal year. "Competitive Activity" will not include (i) the mere ownership of not more than 2.0% of any class of the securities of any such enterprise and the exercise of rights appurtenant thereto or
(ii) participation in the management of any such enterprise other than directly in connection with the competitive operations of such enterprise.

    (f) "Disability" means the Executive's inability, as a result of mental or physical illness, injury or disease, to perform substantially his material duties and responsibilities under this Agreement for a period of 180 consecutive days within any 12-month period.

    (g) "Employee Benefits" means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder on the date hereof.

    (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    (i) "Good Reason" means the occurrence of one or more of the following events during the Term of Employment:

          (i) Failure to elect or reelect or otherwise to maintain the Executive in the office of chief executive officer and chairman of the Board of the Company (or any successor thereto);

          (ii) (A) A reduction in the Executive's Base Salary received from the Company and any Subsidiary, or (B) the termination or denial of the Executive's rights to any Employee Benefits (other than employee stock options or similar equity-based benefits) or a reduction in the scope or value thereof, any of which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such reduction or termination, as the case may be;

          (iii) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all obligations of the Company under this Agreement pursuant to
    Section 9(a);

          (iv) The Company relocates its principal executive offices, or requires the Executive to have his principal location of work changed, to any location that is in excess of 25 miles from the location thereof on the date hereof (other than any relocation recommended or approved by the Executive), or requires the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of Executive in any of the three immediately preceding calendar years in either case, his prior written consent; or

          (v) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto which is not remedied by the Company (or such successor) within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

    (i) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

    (k) "Term of Employment" means the period specified in Section 2 hereof.

    (l) "Unauthorized Disclosure" means the Executive's willful disclosure in bad faith to any person or entity, other than an employee or other agent or representative of the Company or any Subsidiary, or a person or entity to whom disclosure is reasonably necessary or appropriate in response to legal process, in accordance with applicable regulatory requirements or in connection with the performance by the Executive of his duties hereunder, without the prior approval of the Board, of any confidential information obtained by the Executive while in the employ of the Company with respect to the Company's business or any other business carried on by the Company or any Subsidiary, the disclosure of which the Executive knows or reasonably should know may be materially damaging to the Company and its Subsidiaries.

    (m) "Voting Stock" means securities entitled to vote generally in the election of directors.

    2. Term of Employment. The Company hereby employs the Executive as the chairman and the chief executive officer of the Company, and the Executive hereby accepts such employment, effective as of the close of business on January 2, 1996 and ending at the close of business on December 31, 1998; provided that thereafter the Term of Employment will automatically be extended for successive one-year periods unless either party gives written notice to the other, not less than 90 calendar days prior to the otherwise scheduled expiration of the Term of Employment, that it or he does not want the Term of Employment to so extend. The Executive will devote substantially the whole of his business time to the business and affairs of, and to advance the best interests of, the Company and its Subsidiaries (excluding reasonable amounts of time devoted to charitable purposes, passive investments and other directorships and periods in which he is physically or mentally ill or injured).

    3. Duties and Responsibilities. During the Term of Employment, the Executive will have and perform such duties and responsibilities commensurate with his position as the chairman and the chief executive officer as are customary for chairmen and chief executive officers of public companies, including those as may from time to time be assigned by the Board, subject to any terms or conditions of this Agreement which will restrict or limit such duties and responsibilities. The Executive will report directly to the Board with respect to such duties and responsibilities, and all other employees of the Company will report through him to the Board. It is the intention of the parties that the Executive will be elected to the position of, and serve as, the chairman of the Board throughout the Term of Employment.

    4. Compensation and Benefits. (a) Base Salary. During the Term of Employment, the Executive will receive a Base Salary of $600,000 per year; subject to annual review by the Board for increase (but not decrease) each year during the Term of Employment commencing with 1997. Such Base Salary will be payable by the Company in accordance with its regular compensation practices and policies.

    (b) Annual Performance Bonus. The Executive, upon satisfying reasonable annual performance goals established by the Board or a committee thereof, shall be entitled to an annual bonus, payable no later than the end of the first quarter of the following fiscal year. Such bonus if the targeted performance goals are achieved shall be not less than $400,000 for the 1996 fiscal year and 70 percent of Base Salary for each fiscal year thereafter during the Term of Employment. Higher or lower bonuses may be paid upon achievement of specified greater or lesser goals than the targeted goals. The Board may, if it so elects, establish a bonus plan subject and pursuant to Code Section 162(m) for purposes of fulfilling the aforesaid obligations. The Executive agrees that if the Board so elects, the obligation to pay an annual bonus as aforesaid shall be conditioned upon stockholder approval of such plan in accordance with the requirements of Code Section 162(m). While such plan may provide for committee discretion to reduce the bonus amounts specified if the targeted performance goals are achieved, any reduction below the amounts specified above if the targeted performance goals are achieved shall be deemed a breach of the obligation of this Section 4(b). Any achieved bonus shall be deemed earned and vested as of the end of the fiscal year for which it is earned.

    (c) Replacement Bonus for 1995. The Company will pay the Executive a replacement bonus equal to $600,000 reduced (but not below zero) by the amount of any annual performance bonus payable to the Executive by International Paper Company ("IP") for 1995. Such replacement bonus will be payable by the Company on or prior to February 15, 1996 in accordance with its regular compensation practices and policies.

    (d) Stock Options. The Executive will receive a grant under the Company's 1991 Stock Option Plan (the "Option Plan") of options to purchase 200,000 shares of Common Stock of the Company. Such options will be granted as of the close of business on January 2, 1996 and will have an exercise price per share equal to the closing price per share of such Common Stock quoted on the New York Stock Exchange on such date. Such options will become cumulatively vested and exercisable as to 20% of the options on each of the first five anniversaries of January 1, 1996 and will become 100% vested and exercisable upon a Change in Control, a change of control as defined in the Option Plan, the termination of the Term of Employment by the Company pursuant to Section 2 or the Executive's death, Disability, termination by the Executive for Good Reason or termination by the Company without Cause; provided in each case that the Executive is employed by the Company on the date of such event; and provided further that the vesting of such options will cease upon the termination of the Term of Employment by the Executive pursuant to Section 2 or the Executive's termination by the Executive without Good Reason or termination by the Company for Cause. For purposes of the one year employment requirement in Section 5(i) of the Option Plan, a termination of employment by the Executive for Good Reason will be deemed a constructive discharge by the Company and hence not a violation of such Section. Notwithstanding the foregoing, such options will not be exercisable in any event after the tenth anniversary of the date of grant.

    (e) Restricted Stock. The Executive will receive from the Company within 30 days a grant of 150,000 restricted shares of Common Stock of the Company. The Executive's rights to 30,000 shares of such restricted stock will become cumulatively vested and nonforfeitable on each of the first three anniversaries of January 1, 1996 and will become 100% vested and nonforfeitable upon a Change in Control, a change of control as defined in the Option Plan, the termination of the Term of Employment by the Company pursuant to Section 2 or the Executive's death, Disability, termination by the Executive for Good Reason or termination by the Company without Cause; provided in each case that the Executive is employed by the Company on the date of such event; and provided further that the vesting of such restricted stock will cease upon the termination of the Term of Employment by the Executive pursuant to Section 2 or the Executive's termination by the Executive without Good Reason or termination by the Company for Cause. The Executive's rights to 60,000 shares of such restricted stock will become 100% vested and nonforfeitable upon a Change in Control, a change of control as defined in the Option Plan, the termination of the Term of Employment by the Company pursuant to Section 2 or the Executive's attainment of age 62, termination by the Executive for Good Reason or termination by the Company without Cause; provided in each case that the Executive is employed by the Company on the date of such event; and provided further that the vesting of such restricted stock will cease upon the termination of the Term of Employment by the Executive pursuant to Section 2 or the Executive's death, Disability, termination by the Executive without Good Reason or termination by the Company for Cause. The restricted stock agreement evidencing such grant will provide for either registration rights of the Executive, a put by the Executive to the Company or other means by which the Executive will be reasonably able to sell the restricted stock upon its vesting at the then market price without expenses other than brokerage commissions.

    (f) Supplemental Executive Retirement Benefit. The Executive will be entitled to receive a nonqualified supplemental executive retirement benefit from the Company, which he shall be immediately vested in to the extent accrued. The annual benefit payable to Executive (calculated as a single life annuity on an unreduced basis starting at age 62 and actuarially reduced from age 62 if commencing prior to age 62 or paid in a form other than a single life annuity) will equal the greater of I and II, reduced by III, where I, II and III are as follows:

    I equals the lesser of (i) and (ii), reduced by (iii), where (i), (ii) and (iii) are as follows:

          (i) equals the product of (A) 3.25 percent of the Executive's Compensation for the calendar year during the three consecutive completed calendar years prior to termination of the Executive's employment (the "Determination Date") in which the Executive had the highest Compensation (the "Highest Compensation") (where Compensation shall mean the Executive's Base Salary and annual performance bonus paid for that calendar year, including without limitation any of the above amounts deferred pursuant to a salary reduction agreement pursuant to Code Section 125 or 401(k) or electively pursuant to a nonqualified deferred compensation arrangement and any portion of the annual performance bonus earned for the calendar year non-electively deferred, provided that for 1996 Compensation shall be deemed not to be less than $1,000,000 and the 1996 calendar year shall be deemed a completed prior calendar year), multiplied by
    (B) the number of years (including fractions thereof) that the Executive is employed by the Company and previously was employed by IP (the "Benefit Servicer").

          (ii)  equals 50 percent of the Executive's Highest
    Compensation.

                (iii) equals the product of:

                      (A)   3.25 percent of the Executive's
          Primary Social Security Benefit multiplied by the number of years of Benefit Service projected to age 65, subject to a maximum of 50 percent of the Executive's Primary Social Security Benefit, multiplied by

                      (B)    the ratio of Benefit Service at
          the Determination Date to Benefit Service projected to age 65.

    II equals 25 percent of the Executive's Highest Compensation.

    III equals the sum of the single life annuity actuarial equivalent on the Determination Date of the annual benefit payable to the Executive, if any, under the primary qualified retirement plan maintained by the Company, the primary qualified retirement plan maintained by IP and the Unfunded Supplemental Retirement Plan for Senior Managers of IP.

    Such benefit will be payable by the Company to the Executive or, in the event of his death, his beneficiary (which unless he elects otherwise in writing shall be his spouse, if married or, if not, his estate) commencing
30 days after the Executive's termination of employment with the Company and all Subsidiaries in the form of a single life annuity, a joint and 50 percent survivor annuity, installments over two to 15 years or a single lump sum payment, as timely elected by the Executive in a manner established by the Company that permits the Executive maximum flexibility but avoids constructive receipt. If no election is made, such payment shall be payable in the form of a lump sum. If the Executive dies prior to his termination of employment, his beneficiary (as indicated above) shall receive in a single lump sum 30 days after such death an amount equal to 50 percent of the lump sum the Executive would have received if he received his benefits in a lump sum as of such date. The actuarial assumptions to be used for this Section 4(f) shall be those in effect for the Company's primary qualified retirement plan (or, if such plan is not a defined benefit plan, the actuarial assumptions then promulgated by the Pension Benefit Guaranty Corporation for calculating single lump sum payments), provided that with regard to reductions pursuant to III above, the actuarial equivalents, if any, in the plan being offset shall be utilized.

    (g) Relocation Benefits. The Company will pay the Executive a relocation bonus on or prior to February 15, 1996 in an amount such that, after payment by the Executive of all income, employment, excise and other applicable taxes on such bonus, the Executive will retain $100,000. The Executive also will receive standard relocation benefits applicable to senior executive officers of the Company, including payment or reimbursement of reasonable temporary housing costs, closing costs, costs of moving household belongings and automobiles and up to one year of storage costs. In addition, if the Executive is unable to sell his current Connecticut residence after three months of reasonable sales efforts (for a price net of all applicable expenses and commissions of at least $2,400,000), the Company will engage a relocation company to purchase such residence (net of all applicable expenses and commissions) for not less than the Executive's invested cost up to $2,400,000. Such relocation benefits will be payable by the Company in accordance with its regular compensation practices and policies.

    (h) Employee Benefit Plans and Perquisites. During the Term of Employment, the Executive will be entitled (i) to participate in all employee benefit plans, programs, policies and arrangements sponsored, maintained or contributed to by the Company, subject to and in accordance with the terms and conditions of such plans, programs, policies and arrangements as they relate to senior executive officers of the Company, (ii) to participate in all equity and long-term incentive plans sponsored or maintained by the Company at a level commensurate with his position, and (iii) to receive all other benefits and perquisites provided or made available by the Company to its senior executive officers including long-term disability coverage providing benefits of not less than 60% of current Base Salary from the onset of disability, subject to and in accordance with the terms and conditions of such benefits and perquisites as they relate to similarly situated senior executive officers of the Company.

    (i) Expenses. During the Term of Employment, the Executive will be entitled to reimbursement of all documented reasonable travel and entertainment expenses incurred by him on behalf of the Company in the course of the performance of his duties hereunder in accordance with the expense reimbursement policies applicable to senior executive officers of the Company.

    (j) Vacation. During the Term of Employment, the Executive will be entitled to not less than four weeks of vacation, in addition to paid public holidays as observed by the Company from year to year, in accordance with its regular compensation practices and policies applicable to senior executive officers of the Company.

    (k) Indemnification. During and after the Term of Employment, the indemnification provisions of the Bylaws of the Company will not be amended in any manner that would reduce or limit the Executive's rights to indemnification thereunder for his actions or inactions as an officer or director of the Company or any of its Subsidiaries, and legal fees will be advanced as incurred under any such indemnity. In addition, at all times during and after the Term of Employment, the Company will cause the Executive to be covered for his actions and inactions as an officer and director of the Company and its Subsidiaries by directors' and officers' liability insurance in at least the same amount and on the same terms and conditions as maintained for then current officers and directors of the Company.

    5. Termination of Employment. (a) Termination by the Executive Notice. Subject to Sections 5(b) (c), (d), (e) and (f), the Executive's employment hereunder will be for the Term of Employment specified in
Section 2. If the Term of Employment is terminated following notice by the Executive pursuant to Section 2, the Executive will only be entitled to the compensation and benefits provided in Section 5(g).

    (b) Termination for Cause. Subject to Section l(c), the Company may, with or without notice, terminate the Executive's employment hereunder for Cause. If the Executive's employment is terminated by the Company effective during the Term of Employment for Cause, the Executive will only be entitled to the compensation and benefits provided in Section 5(g).

    (c) Termination without Cause, for Good Reason or by the Company by Notice. If the Term of Employment is terminated following notice by the Company pursuant to Section 2, or if the Executive's employment is terminated effective during the Term of Employment by the Executive for Good Reason or by the Company for any reason other than Cause or Disability:

          (i) the Executive will be entitled to the compensation and benefits provided in Section 5(g);

          (ii) the Executive will receive his Base Salary, at the rate in effect on the effective date of his termination of employment, for the remainder of the Term of Employment or for a period of 24 months from the date of such termination, whichever is longer;

          (iii) the Executive will be entitled to receive (within
    10 days after the date of such termination) a bonus equal to the targeted annual performance bonus, if any, payable pursuant to
    Section 4(b) for the year of such termination multiplied by a fraction, the numerator of which is the number of calendar days during such year through the date of termination, and the denominator of which is 365. Notwithstanding the foregoing, in the event that the requirement of payment under the foregoing portion of this subsection (iii) would cause the annual bonus in a year in which the Executive's employment does not terminate to be treated as not contingent upon achievement of performance goals under Code Section 162(m), the following shall apply in lieu of the foregoing: the Executive will receive at the time bonuses are paid for the fiscal year of termination to other executives (but in any event prior to the end of three months after the end of such fiscal year), a pro rata bonus based on the relative period of the year he worked to the full year and the level of performance goals achieved during the full fiscal year (provided that if the bonus is discretionary it shall be based upon the target bonus level); and

          (iv) the Company will pay the cost of any continuation coverage (within.the meaning of Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code")) timely elected by the Executive and any of his eligible dependents for the lesser of 18 months or the period of time during which the Executive is eligible to receive such coverage.

    (d) Death or Disability. If the Executive's employment is terminated effective during the Term of Employment as a result of his death or by the Company as a result of his Disability:

          (i) the Executive will be entitled to the compensation and benefits provided in Section 5(g);

          (ii) the Executive (or, in the event of his death, his designated beneficiary) will be entitled to receive (within
    10 days after the date of such termination) a bonus equal to the targeted annual performance bonus, if any, payable pursuant to
    Section 4(b) for the year of such termination; and

          (iii) the Executive (in the event of his Disability) will receive his Base Salary, at the rate in effect on his termination of employment, for a period of 24 months from the date of such termination, less any amounts paid to the Executive under any long-term disability plan, program, policy or arrangement to the extent paid for by the Company.

    (e) Voluntary Termination. If the Executive's employment is terminated by the Executive effective during the Term of Employment for any reason other than Good Reason (which right the Executive will have), the Executive will only be entitled to the compensation and benefits provided in Section 5(9).

    (f) Termination following a Change in Control. If a Change in Control occurs during the Term of Employment and the Executive's employment terminates at any time during the 13-month period beginning on the date of the first occurrence of such Change in Control for any reason other than Cause or the Executive's death or Disability (including without limitation by the Executive with or without Good Reason):

          (i) the Executive will be entitled to the compensation and benefits provided in Section 5(g);

          (ii) the Executive will receive his Base Salary, at the rate in effect on the effective date of his termination of employment, for the remainder of the Term of Employment or for a period of 24 months from the date of such termination, whichever is longer;

          (iii) the Executive will be entitled to receive (within
    10 days after the date of such termination) a bonus equal to the targeted annual performance bonus, if any, payable pursuant to
    Section 4(b) for the year of such termination multiplied by a fraction, the numerator of which is the number of calendar days during such year through the date of termination, and the denominator of which is 365;

          (iv) the Executive will be entitled to receive a bonus equal to two times the targeted annual performance bonus, if any, payable pursuant to Section 4(b) for the year of such termination, which will be payable in equal monthly installments for a period of 24 months from the date of such termination; and

          (v) for a period of 24 months following the date of such termination, the Company will arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the date of such termination, except that the level of any such Employee Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Employee Benefits. In addition, the Executive will be credited with two additional years of employment with the Company for purposes of the nonqualified supplemental executive retirement benefit described in Section 4(f).

    (g) Compensation and Benefits on Termination. Except as otherwise provided in Section 5(c), 5(d) or 5(f):

          (i) all compensation and benefits payable to the Executive pursuant to Section 4 hereof (other than compensation and benefits previously earned and, if applicable, vested under the terms of this Agreement or any other applicable employee benefit plan, program, policy, arrangement or agreement, including without limitation any achieved annual performance bonus for a completed fiscal year (including without limitation any amount due as a result of a breach of Section 4(b) for a completed fiscal year), the replacement bonus described in
    Section 4(c), the relocation bonus and benefits described in
    Section 4(g) and the supplemental executive retirement benefit payable pursuant to Section 4(f), all of which will be deemed earned and vested) will terminate as of the effective date of the Executive's termination of employment; and

          (ii) the Executive will not be entitled to, and hereby waives, any claims for compensation or benefits (other than compensation and benefits previously earned and, if applicable, vested under the terms of this Agreement or any other applicable employee benefit plan, program, policy, arrangement or agreement) payable after such effective date and for damages arising in connection with his termination of employment pursuant to this Agreement.

    (h) No Mitigation. The Executive will not be obliged to seek out other employment or otherwise to mitigate any damages arising in connection with his termination of employment, and, except as expressly provided herein, no amounts payable to the Executive under this Section 5 will be subject to offset or reduction based on amounts payable to the Executive by or from any other person or entity.

    6.    Certain Additional Payments by the Company.

    (a) Anything in this Agreement to the contrary notwithstanding, in the event that this Agreement becomes operative and it is determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation-right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 28OG of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"); provided, however, that no Gross-up Payment will be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option, as defined by Section 422 of the Code ("ISO") granted prior to the execution of this Agreement, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all income, employment, excise and other applicable taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

    (b) Subject to the provisions of Section 6(f), all determinations required to be made under this Section 6, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of
Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

    (c) The Company and the Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 6(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.

    (d) The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive will make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five business days pay to the Company the amount of such reduction.

    (e) The reasonable fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 6(b) will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive for such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

    (f) The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:

          (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

          (ii) take such action in connection with contesting such claim as the Company may reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

          (iii) cooperate with the Company in good faith in order effectively to contest such claim; and

          (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Section 6(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest (at the Company's expense) to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company may determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(f), the Executive receives any refund with respect to such claim, the Executive will (subject to the Company's complying with the requirements of Section 6(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(f), a determination is made that the Executive will not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of any such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 6.

    7. Competitive Activity. During the Term of Employment, the Executive will not engage, directly or indirectly, in any Competitive Activity. During any period after the Term of Employment with respect to which the Executive is receiving severance payments or otherwise is continuing to receive payments pursuant to Section 5(c)(ii), 5(c)(iv), 5(d)(iii), 5(f)(ii), 5(f)(iv) or 5(f)(v), the Executive will not engage, directly or indirectly, in any Competitive Activity unless the Executive waives and releases his rights to any such payments due for periods thereafter.

    8. Unauthorized Disclosure. During the Term of Employment and thereafter, the Executive will not make any Unauthorized Disclosure.

    9. Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all.of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

    (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

    (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 9(a) and 9(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

    10.   Additional Remedies.

    (a) Notwithstanding any other remedy herein provided for or available, if the Executive should be in breach of any of the provisions of Section 7 or 8, the company will be entitled to injunctive relief or specific performance, without the necessity of proving damages, in addition to any other remedies it may have.

    (b) Notwithstanding the foregoing, in the event of any disputes regarding the interpretation or application of this Agreement, either the Executive or the Company, or both parties, may request in writing that such dispute be resolved through final and binding arbitration. The parties will jointly select the arbitrator who will hear such dispute. If the parties cannot agree,on the selection of an arbitrator, the parties will request that one be appointed by the American Arbitration Association. The arbitration will be conducted in accordance with the rules of the American Arbitration Association, and the arbitrator will be instructed to permit discovery by the parties in accordance with the rules of the Federal courts. The decision of the arbitrator may be entered in any court having jurisdiction. Each party will pay its own legal fees, costs and expenses in connection with any such dispute or procedure, except that the Company will promptly pay the reasonable documented legal fees, costs and expenses of the Executive in connection with any such dispute or procedure in which the Executive prevails as to any amount being due him. In addition, the Company will pay the reasonable documented legal fees (at regular hourly rates), costs and expenses of the Executive (not to exceed $10,000) in connection with the negotiation and preparation of this Agreement.

    11. Each party represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person or entity. The Company acknowledges that the Executive has informed it that he has an agreement with IP not to solicit employees of IP for a period of 18 months.

    12. Severability. In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

    13. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence (with a copy to Michael S. Sirkin of Proskauer, Rose, Goetz & Mendelsohn, 1585 Broadway, New York,
New York 10036 or any other counsel designated by the Executive), or to such other addressed as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

    14. Modifications and Waivers. No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing, signed by the Executive and by an officer of the Company duly authorized by the Board. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

    15. Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to its subject matter, except as such parties may otherwise agree in a writing which specifies that it is an exception to the foregoing. This Agreement supersedes all prior agreements between the parties hereto with respect to its subject matter and, notwithstanding any other provision hereof, will become effective upon the execution of this Agreement by the parties.

    16. Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard for its conflict of laws rules.

    17. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

    18. Headings, Etc. The section headings contained in this Agreement are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement. References to Sections are to Sections in this Agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        LOUISIANA-PACIFIC CORPORATION



                                        By:   /s/ LEE C. SIMPSON
                                              President


                                        EXECUTIVE



                                              /s/ MARK A. SUWYN